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                                  EXHIBIT 99.1

                                 PRESS RELEASE


FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT

CONTACT:    Xavier Hermosillo, Corporate Communications and
            Investor Relations (310-832-2999)

                  METAL MANAGEMENT ANNOUNCES RECLASSIFICATION
                              OF PREFERRED STOCK

Chicago, IL - October 27, 1997 - Metal Management, Inc. (NASDAQ Symbol - "MTLM") today reported that it has entered into an agreement with all of the holders (the "Purchasers") of the Company's Series A Convertible Preferred Stock (the
"Preferred Stock") under which the Purchasers have agreed to    waive certain
mandatory conversion conditions and certain mandatory redemption events contained in the Certificate of Designations governing the Preferred Stock. In particular, the Purchasers have agreed to waive their right to be redeemed in cash at maturity in the event that the Company fails, as of the maturity date, to: (x) maintain a market capitalization of greater than seventy-five million dollars ($75,000,000); (y) have an average daily trading volume of at least thirty (30) thousand shares during a time period prior to maturity of the Preferred Stock; or (z) have its common stock designated for quotation on the Nasdaq National Market or listed on the New York Stock Exchange or other national securities exchange. In addition, the Purchasers waived their right to require the Company to redeem their Preferred Stock in cash in the event that, at any time while such Preferred Stock is outstanding, the Company's common stock is no longer quoted on the Nasdaq National Market or listed on a national securities exchange. Robert C. Larry, the Company's Chief Financial Officer, explained that as a result of the waiver, "the Company will be able to reclassify on a prospective basis the amounts received by the Company from the sale of the Preferred Stock as a component of stockholders' equity on the Company's consolidated balance sheet, rather than its previous characterization as temporary equity. In addition, the balance sheet description of the Preferred Stock will change prospectively from 'Redeemable Convertible Preferred Stock' to 'Convertible Preferred Stock.'"


         All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect the Company's current expectations regarding the future profitability of the Company and its subsidiaries and the benefits to be derived from the Company's execution of the Company's industry consolidation strategy. As discussed in the Company's annual report for the period ended March 31, 1997, and its quarterly reports for the period June 30, 1997 and ended September 30, 1997, some of the factors which could affect the Company's performance include, among other things: possible inability to replace short-term financing with longer term capital commitments, possible inability to obtain capital through debt and/or equity placements sufficient to fund cash requirements under acquisition and merger agreements, risk of expansion strategy, cyclicality of operating results, price fluctuations, existing and future debt of the Company, competition in the scrap metal industry, immediate and future capital requirements, substantial leverage, reliance on management and principal stockholders and environmental matters.